Exhibit 99.1

Abtech Holdings, Inc. Reports Third Quarter

and Nine Months 2016 Financial Results

Scottsdale, AZ, – November 14, 2016 – Abtech Holdings, Inc. (OTC QB: ABHD) (“AbTech” or the “Company”), an environmental technologies firm dedicated to providing innovative solutions to communities, industry and governments addressing issues of water pollution and contamination, today reported financial results for the three and nine month periods ended September 30, 2016.

Key Third Quarter and 9-month 2016 Highlights:

•	Third quarter and nine-month revenues were $54,000 and $160,000, respectively, a reduction from the previous year periods as the Company completed the hiring of its industrial and commercial sales team focused on building a pipeline of opportunities in these verticals;

•	Gross profit on sales for the third quarter and the nine-month periods ending September 30, 2016 were negative totaling approximately $(35,000) and $(94,000), respectively, a decrease from the positive gross margins of approximately 7% and 8%, respectively, during the same periods of the prior year;

•	Operating expenses totaled approximately $1.1 million in the third quarter of 2016, a 32% decrease over the third quarter of 2015, and a 16% decrease over the second quarter of 2016. Operating expenses decreased to $3.9 million in first 9 months of 2016, approximately 13% less than the same period of 2015;

•	The net loss attributable to controlling interest decreased to $(1.07) million in the third quarter of 2016, and $(3.57) million for the nine months ended September 30, 2016, a 42% and 30% reduction over the same periods of 2015, respectively;

•	AbTech received cash advances totaling $1.1 million during the third quarter of 2016 from a related party investor. Subsequent to September 30, 2016, the Company secured an additional $661,000 in short-term funding from this investor; and,

•	Through September 30, 2016, AbTech successfully participated in several water treatment field trials. A few projects to note include low selenium results on a flue gas desulfurization wastewater power plant application and low phosphorus results on a yogurt wastewater application. AbTech demonstrated through lab treatability and an onsite field trial, the removal of molybdenum to low levels for a customer who services the power vertical space. This success has put AbTech in a position to work with the customer to design a wastewater system to fit their needs.

“Over the past year, AbTech has hastened its efforts to expand its revenue base by bringing new technologies to market for treating produced water in the Oil & Gas industry, developing its integrated stormwater program for commercial customers and developing new product technologies, including products to treat water contaminated by heavy metals. Our sales team views this product offering as vital and cost-effective in treating heavily contaminated industrial and municipal waters and hence are energized and hungry to make this Company a success. Strategically we have shifted towards a system sale that offers a simplified semi turn-key solution to our large customers and provides to AbTech opportunities for recurring sales of our filtration media,” commented Jeffrey L. Gutierrez, AbTech’s Vice President of Sales. “Our sales approach to building AbTech’s client base is supported by many years of experience and existing relationships. We are carefully working through the sales cycles of each opportunity to ensure that we create long term, mutually beneficial relationships with our clients.”

Year-to-date, approximately 77% of the Company’s revenues are related to products and systems for the treatment of stormwater, which includes both new and replacement sales of Smart Sponge® media, Ultra-Urban® filters, Smart Paks®, and Skimmers. Revenue levels from these traditional stormwater sales have been relatively consistent. However, with the hiring of additional sales support mid-year 2016 and the introduction of the heavy metals (“HM”) product line for the removal of heavy metals and ortho-phosphates, AbTech is attempting to generate sales growth in this market.

Diversification and broadening the Company’s product line while repositioning the sales effort towards commercial and industrial applications has been a key focus during 2016. The first such initiative was the promotion of core media technologies, both Smart Sponge and HM, to end users, original equipment manufacturers (OEMs), and engineering-procurement-construction contractors (EPCs), distributors and manufacturer’s representatives. AbTech exhibited at key industry shows such as the Nutrient Removal Conference, StormCon and WEFTEC with a large amount of interest from potential customers.

Another key initiative was the development, marketing, and now a field trial of the Company’s evaporator technology designed to treat produced water, including frac flowback water. The first industrial pilot of this technology was deployed at a major oil company drilling site and has been running for several weeks. Five oil & gas producers and service companies are actively observing the first unit in operation through this pilot phase. Thus far, results have been encouraging and a second unit has been requested for an expedited pilot by an oil & gas services company. During these tests, AbTech is being compensated on a per barrel basis for the water processed. The first of such revenue, approximately $5,700, was recognized in the third quarter 2016.

AbTech’s distributor in Colombia, KLIMA Projects, S.A.S., completed a successful initial demonstration using Smart Sponge to remove hydrocarbons in produced water. That demonstration project has been extended to incorporate tests to determine if onsite recycling of the spent Smart Sponge can be accomplished at this location. A second product demonstration for another potential client is moving forward to installation. Both the extended demonstration and the new demonstration are scheduled to begin in the fourth quarter.

Over the past 12 months, AbTech has established a team of highly seasoned, industrial sales professionals who have already identified a growing pipeline of opportunities in the oil & gas, power, remediation, and food & beverage industries that have been fueled by recent environmental regulations. As a result, the number of potential projects has grown from eight to 20 during the third quarter. With the final addition of the Director of Engineering to support the sales team, the Company has been able to expedite its project proposal process. AbTech is currently at the final stages of potentially securing its first contract for a wastewater system and replacement media, addressing concerns related to oil discharges into disposal wells. Absorbed oil and spent Sponge media will be used to fuel a co-generation facility as part of this project. The customer has had a long standing relationship with AbTech’s sales team who has been actively pursuing this opportunity since spring 2016. A final purchase decision is anticipated by year end.

AbTech reported third quarter 2016 revenues of $54,000 compared to revenue of $101,000 for the comparable three-month period of 2015 and $64,000 for the second quarter of 2016. The decrease in revenue is primarily the consequence of the negative publicity surrounding the Company being subpoenaed by the U.S. Department of Justice in an investigation of a New York State senator in 2015, which resulted in the suspension of the Company’s stormwater project in Nassau County, coupled with the continued difficulty in moving municipal stormwater projects forward in the face of continued public funding constraints. In response to these circumstances, the Company has redirected a greater portion of its sales efforts towards non-stormwater, commercial and industrial market applications of its products.

During the third quarter 2016, AbTech completed its sales force restructuring with the hiring of a seasoned commercial sales and engineering team. While the new sales efforts did not have a significant impact on revenue in the third quarter of 2016, a variety of new projects are being pursued, most with long lead times and some with opportunities for revenue during the pilot stage.

AbTech reported a net loss attributable to controlling interest of $(1.1) million or less than $(0.01) per basic share for the third quarter of 2016, compared to the previous year’s third quarter net loss attributable to controlling interest of $(1.8) million or $(0.03) per basic share and the second quarter 2016 net loss attributable to controlling interest of $(1.2) million or less than $(0.01) per basic share. During the third quarter 2016, AbTech reported a loss from operations of $(1.2) million, compared to a loss from operations of $(1.6) million during the prior year’s third quarter and $(1.4) million during second quarter of 2016.

AbTech’s gross profit on revenue in the third quarter of 2016 was approximately negative $(35,000), compared to a gross profit of approximately $7,000 during third quarter of 2015 and a negative gross profit of $(24,000) in the second quarter of 2016. The negative gross profit is the direct result of the low sales volume and the consequent unabsorbed costs of excess manufacturing capacity. The Company operated at less than 1% of its manufacturing capacity in the third quarter of 2016.

Selling, general and administrative (SG&A) expenses during the third quarter of 2016 totaled $892,000, a decrease of approximately $511,000 or 36% from the third quarter of 2015. The year-over-year decrease in expenses was primarily attributed to a reduction in legal fees of approximately $528,000 related to the Company’s response to subpoenas received by the Company in 2015 from the U.S. Securities and Exchange Commission (“SEC”) and the U.S. Department of Justice (“DOJ”) and a $124,000 decrease in recruiting and stock based compensation expenses. These expense reductions were partially offset by an $85,000 increase in compensation and travel expenses related to the Company’s redirection of sales efforts and a $30,000 increase in fees related to the involvement of the Company’s independent accountants with subpoenas and depositions in the SEC matter mentioned above. Compared to the second quarter of 2016, third quarter 2016 SG&A expenses decreased by $101,000 (10%), due mainly to a reduction in legal expenses.

Research and development (“R&D”) expenses totaled approximately $230,000 during the third quarter of 2016, a 6% decrease compared to $246,000 in the third quarter of 2015 and a 34% decrease compared to $349,000 in the second quarter of 2016. The lower year-over-year R&D expenses in 2016 were primarily attributed to reductions in compensation related expenses, consultant fees and university co-op R&D projects, which were partially offset by expense increases for work conducted to develop, test and field trial the Company’s evaporator technology.

Interest expense for the three months ended September 30, 2016 totaled approximately $73,000 compared to $403,000 during the third quarter of 2015 and $48,000 in the second quarter of 2016. The material year over year reduction in interest expense was due to significant debt conversions that took place in the fourth quarter of 2015 that reduced the amount of outstanding debt by approximately $9.9 million. The increase in interest expense in the third quarter of 2016 over the second quarter of 2016 was due to a $1.1 million increase in the Company’s short-term debt. This short-term funding by related party investors totaled $2.4 million at September 30, 2016, and carries an estimated interest rate of 10%.

For the nine months ended September 30, 2016, AbTech reported revenues of $160,000 compared to revenues totaling $372,000 during the same period in 2015. The revenue decrease is attributed to the difficult events related to the suspension of the Nassau County project in May 2015 and the Company’s decision to redirect its sales effort to commercial and industrial market applications. The Company’s redirected sales efforts did not have a significant impact on revenue in the first nine months of 2016 as most of the new opportunities being pursued have long lead times and require additional product development and testing.

The Company’s gross profit on revenue for the nine months ended September 30, 2016 was negative $(94,000) generating a gross margin of negative (59%) compared to the prior year gross profit of $29,000, yielding a gross margin of 8%. These low margin levels are attributed to costs associated with an underutilized manufacturing capacity. The Company’s manufacturing facility operated at less than 1% of operating capacity for the nine months ended September 30, 2016 and at approximately 2% of capacity for the same period of the prior year, illustrating the significant favorable impact increased production levels could have on the Company’s gross margins.

The Company maintained a tightened cost structure and reduced its selling, general and administrative expenses (SG&A) by approximately $684,000 or 19% during the nine-months ended September 30, 2016 compared to the same period in 2015. This was accomplished by reducing outside consultant fees by $189,000, stock based compensation related to the vesting of stock options by $222,000, and $672,000 reduction in legal fees primarily related to the DOJ and SEC investigations that originated in 2015 (legal fees related to the investigations totaled approximately $447,000 in the first nine months of 2016 compared to $1,044,000 in the same period of 2015). These cost reductions were partially offset by an increase in payroll and travel costs related to the Company’s redirected sales effort and additional legal fees related to a dispute regarding the Company’s claim for coverage under a liability insurance policy. During the first three quarters of 2016, the Company’s research and development expenses increased by $115,000 or 14% to $917,000 due primarily to work conducted to develop and test the Company’s evaporator technology and the development of the manufacturing processes to produce the Company’s licensed heavy metals filtration media totaling $249,000. These expense increases were partially offset by expense reductions for consultants, university co-op R&D projects and payroll totaling approximately $203,000.

Interest expense sharply decreased from approximately $1.2 million during the first nine months of 2015 to $146,000 in the comparable period of 2016 due to the Company’s debt restructuring at the end of 2015. AbTech reported a net loss attributable to controlling interest for the nine months ended September 30, 2016 of $(3.6) million or $(0.01) compared to $(5.1) million or $(0.07) per basic share for the same period in 2015.

On September 30, 2016, the Company reported a cash balance of approximately $56,000, accounts receivable of approximately $14,000 and inventory of approximately $376,000. Total assets decreased by approximately $737,000 during the first nine months of 2016 to $544,000 as cash was consumed for operations. The monthly cash burn from operations during the third quarter of 2016 averaged approximately $390,000, an increase of approximately $60,000 from the monthly average in the second quarter of 2016. On September 30, 2016, long term debt totaled approximately $174,000. The Company’s short term debt totaled approximately $3.5 million, an increase of approximately $2.4 million during the first three quarters of 2016 due to an $85,000 increase in a bank line of credit and approximately $2.4 million through the receipt of several cash advances made by two related party investors. These increases in short term obligations were offset by a reclassification in the third quarter of 2016 of $100,000 in short term debt to long-term debt upon the extension of a note maturity date by mutual agreement of the Company and a debt holder. Subsequent to quarter end, one of the related party investors advanced the Company an additional $661,000.

On September 30, 2016, AbTech had approximately 501.7 million shares of common stock outstanding, consistent with year-end 2015. The Company’s fully diluted share count (inclusive of all options, warrants, convertible debt and convertible preferred stock in a subsidiary) totaled approximately 526.4 million, a 2.0 million share decrease as compared with year-end 2015 due largely to expiration of approximately 1.0 million options and 1.0 million warrants during the first nine months of 2016.

Conference Call: Given the Company’s ongoing cooperation with authorities concerning the DOJ and SEC subpoenas, a quarterly conference call will not be held for the third quarter 2016 financial results.

ABOUT ABTECH HOLDINGS, INC. (OTC QB: ABHD) AND ABTECH INDUSTRIES, INC.

AbTech Industries, Inc. (a subsidiary of Abtech Holdings, Inc.) is an environmental technologies firm dedicated to providing innovative solutions to communities, industry and governments addressing issues of water pollution and contamination. Its products are based on polymer technologies capable of removing hydrocarbons, sediment and other foreign elements in stormwater runoff (ponds, lakes and marinas), flowing water (curbside drains, pipe outflows, rivers and oceans), and industrial process and wastewater. AbTech’s offerings include the ground-breaking antimicrobial technology called Smart Sponge® Plus. This technology is effective in reducing coliform bacteria found in stormwater, industrial wastewater, and municipal wastewater. Smart Sponge® Plus is registered with the Environmental Protection Agency (Registration #86256-1). AbTech’s teams of water treatment technology experts, civil and environmental engineers, and field operations specialists develop solutions to improve the quality of our limited water resources. For more information please visit www.abtechindustries.com.

Investor Contact:	or

Lane J. Castleton	Yvonne L. Zappulla
Chief Financial Officer	Managing Director
Abtech Holdings, Inc.	Grannus Financial Advisors, Inc.
480-874-4000	212-681-4108
lcastleton@abtechindustries.com	Yvonne@GrannusFinancial.com

This news release contains “forward-looking statements” which are not purely historical and include any statements regarding beliefs, plans, expectations or intentions regarding the future. Such forward-looking statements include, among other things, the development, costs and results of new business opportunities, our plans and objectives for future operations, assumptions underlying such plans and objectives, and other forward-looking statements included in this news release. Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the inherent uncertainties associated with new projects. These forward-looking statements are made as of the date of this news release, and we assume no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Although we believe that any beliefs, plans, expectations and intentions contained in this press release are reasonable, there can be no assurance that any such beliefs, plans, expectations or intentions will prove to be accurate. Investors should consult all of the information set forth herein and should also refer to the risk factors disclosure outlined in our annual report on Form 10-K for the most recent fiscal year, our quarterly reports on Form 10-Q and other periodic reports filed from time-to-time with the Securities and Exchange Commission.

*** Financial Statements Follow ***

ABTECH HOLDINGS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30, 2016 (Unaudited)	December 31, 2015
ASSETS
Current assets:
Cash and cash equivalents	$56,321	$682,860
Accounts receivable – trade, net	13,870	103,188
Inventories, net	375,805	394,469
Prepaid expenses and other current assets	28,305	24,594
Total current assets	474,301	1,205,111

Fixed assets, net	41,351	41,669
Security deposits	28,402	33,940
Total assets	$544,054	$1,280,720

LIABILITIES & STOCKHOLDERS’ EQUITY (DEFICIENCY)
Current liabilities:
Accounts payable	$1,967,679	$1,355,385
Accounts payable – related party	7,617	9,433
Loans from stockholders	9,000	9,000
Bank line of credit	85,438	-
Notes payable – net of discounts	250,000	350,000
Convertible promissory notes, net of discounts	750,000	750,000
Due to investors – related party	2,425,000	-
Customer deposits	16,568	-
Accrued interest payable	283,094	149,383
Accrued expenses	401,700	294,449
Total current liabilities	6,196,096	2,917,650

Long-term convertible promissory notes	100,000	-
Due to related party	73,640	78,472
Total liabilities	6,369,736	2,996,122

Commitments and contingencies

Stockholders’ equity (deficiency)
Common stock, $0.001 par value; 800,000,000 authorized shares; 501,678,288 shares issued and outstanding at September 30, 2016 and December 31, 2015	501,678	501,678
Additional paid-in capital	61,045,771	61,027,567
Non-controlling interest	(4,048,782)	(3,493,351)
Accumulated deficit	(63,324,349)	(59,751,296)
Total stockholders’ equity (deficiency)	(5,825,682)	(1,715,402)
Total liabilities and stockholders’ equity (deficiency)	$544,054	$1,280,720

ABTECH HOLDINGS, INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months ended September 30		Nine Months ended September 30
	2016	2015	2016	2015

Net revenues	$53,730	$101,165	$160,394	$372,077

Cost of revenues	88,810	94,269	254,589	343,185
Gross profit (loss)	(35,080)	6,896	(94,195)	28,892

Operating expenses
Selling, general and administrative	891,535	1,402,520	2,970,871	3,655,339
Research and development	230,412	245,518	917,325	802,603
Total operating expenses	1,121,947	1,648,038	3,888,196	4,457,942

Operating loss	(1,157,027)	(1,641,142)	(3,982,391)	(4,429,050)

Other income (expense)
Interest expense	(73,284)	(403,247)	(146,093)	(1,183,648)
Other income	-	-	-	27
Total other income (expense), net	(73,284)	(403,247)	(146,093)	(1,183,621)

Loss before income taxes	(1,230,311)	(2,044,389)	(4,128,484)	(5,612,671)

Provision for income taxes	-	-	-	-
Net loss	(1,230,311)	(2,044,389)	4,128,484)	(5,612,671)

Net loss attributable to non-controlling interest	(163,813)	(213,947)	(555,431)	(537,161)

Net loss attributable to controlling interest	$(1,066,498)	$(1,830,442)	$(3,573,053)	$(5,075,510)

Basic and diluted loss per common share	$(0.00)	$(0.03)	$(0.01)	$(0.07)

Basic and diluted weighted average number of shares outstanding	501,678,288	68,943,002	501,678,288	68,770,108